UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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LIVEPERSON, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

STARBOARD VALUE R LP

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value R GP LLC

Starboard x master Fund LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

JOHN R. MCCORMACK

VANESSA PEGUEROS

YAEL ZHENG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of LivePerson, Inc., a Delaware corporation (the “Company”).

On May 31, 2022, Starboard issued the following press release announcing its delivery of a letter to the Company’s stockholders. The full text of the letter is included below and is also attached hereto as Exhibit 1.

STARBOARD DELIVERS OPEN LETTER TO LIVEPERSON STOCKHOLDERS

Highlights the Company’s Troubling Corporate Governance Practices and the Board’s Lack of Relevant Experience and Ineffective Oversight

Views the Company’s Decision to Delay the Annual Meeting in Order to Make Reactionary Changes as a Transparent Effort to Defend the Status Quo and Entrench the Board

Remains Open to Engaging in Constructive Settlement Discussions Which Would Include Providing Access to Its Nominees for Interviews Following an Understanding on an Appropriate Level of Board Change

Believes a Reconstituted Board with Starboard’s Highly-Qualified Nominees Would Bring Much Needed Industry and Public Company Board Expertise and Improved Diversity to the Board

NEW YORK, NY – MAY 31, 2022 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest stockholders of LivePerson, Inc. (“LivePerson” or the “Company”) (NASDAQ: LPSN), with an ownership interest of approximately 9.4% of the Company’s outstanding shares, today announced that it has delivered an open letter to LivePerson stockholders.

The full text of the letter to the Company’s stockholders can be viewed at the following link:

https://www.starboardvalue.com/wp-content/uploads/Starboard_Value_LP_Letter_to_LPSN_Stockholders_05.31.2022.pdf

May 31, 2022

Dear Fellow LivePerson Stockholders:

As previously communicated, Starboard Value LP (together with its affiliates, “Starboard”) currently owns approximately 9.4% of the outstanding shares of LivePerson, Inc. (“LivePerson” or the “Company”), making us one of the Company’s largest stockholders.

Since its IPO over two decades ago, LivePerson has failed to embrace many of the corporate governance best practices which have otherwise become widely adopted. For example, the founder Rob LoCascio has served as both CEO and Chair of the Board of Directors (the “Board”) since LivePerson’s IPO and the Company has never even had a lead independent director. LivePerson also maintains a number of troubling governance provisions, including a staggered board, super-majority voting requirement to amend the Bylaws and certain provisions of the Certificate of Incorporation, the inability of stockholders to call special meetings or act by written consent, no majority voting standard in uncontested director elections, and authorization to issue blank check preferred stock, amongst other problematic practices. We believe the Board also has a shocking lack of relevant industry expertise, public company board experience, and diversity of perspective. Unsurprisingly, this seemingly under-qualified Board, with an average tenure of approximately 13 years, has done a poor job at overseeing the Company, resulting in poor operating results, missed financial commitments, and dismal share price performance.

We firmly believe a critical first step to addressing the performance and cultural issues at LivePerson is to reconstitute the Board with new highly qualified and independent directors who can provide effective oversight and instill accountability. As such, we identified and nominated a slate of highly qualified director candidates for election to the Board at the LivePerson 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The nominees we have proposed possess deep industry expertise, prior public company board experience, and would significantly improve diversity – all of which we believe are severely lacking on the current Board. As part of these changes, we also believe it is critical for some of the current long-tenured directors to retire from the Board to ensure proper refreshment and independence, while maintaining an appropriately sized board.

We have been clear with the Company that our goal is to work in good faith to reach a mutually agreeable resolution. We have repeatedly explained that our nominees would be made immediately available for interviews and vetting by the Company as soon as we are comfortable that the Board is willing to accept a level of change that we believe would be appropriate in these circumstances. Unfortunately, to date, the Board has been unwilling to recognize the need for any meaningful amount of change and has been focused on ensuring that each incumbent director remains in place while minimizing the number of new directors to be appointed.

Our frustration related to our dialogue around a potential settlement is only eclipsed by our outrage over the Company’s clear intention to delay this year’s Annual Meeting. While the 2021 LivePerson Annual Meeting of Stockholders was held a year ago last week on May 27, 2021, this year’s Annual Meeting date has not even been announced yet indicating that this year’s meeting will be materially delayed and not likely until July, or later.

The intent of this significant delay has recently become clear as it has come to our attention that the Company recently hired an executive search firm to conduct a search for new director candidates. So, after years of complacency around board composition and a lack of relevance, public board experience, and diversity on the Board, only now in response to our involvement and nomination of directors, the Company feels it is appropriate to materially delay the Annual Meeting to allow time for them to hand select new directors instead of working with us to reconstitute the Board in a meaningful way.

We believe this strategy is nothing but a reactive and transparent attempt to demonstrate an openness to change while the underlying goal is clearly to defend the status quo and make as little change as possible to appease stockholders.

As another indication of the Board’s apparent desire for entrenchment, the Company has also recently rejected our request to use a universal proxy card at the upcoming Annual Meeting despite it being widely accepted as a governance best practice and being mandated by the Securities and Exchange Commission for all contested director elections occurring after August 31, 2022. We find it inexplicable for the Company to reject this simple and stockholder-friendly request and believe it clearly demonstrates the Board’s desire to make it more difficult for stockholders to have flexibility in their voting decisions on the election of directors at this year’s Annual Meeting.

We remain confident in our belief that LivePerson has tremendous unmet potential that can be unlocked through improved governance, accountability, and operational focus. As such, we will continue to attempt to work constructively with the Board to find a mutually agreeable solution. We also look forward to further engagement with our fellow stockholders and will be sharing additional information about our views on LivePerson and ideas for significant value creation.

Sincerely,

/s/ Peter Feld

Peter Feld

Managing Member

Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of LivePerson, Inc., a Delaware corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard R Value R LP ("Starboard R LP") , Starboard Value and Opportunity Master Fund L LP ("Starboard L Master"), Starboard Value L LP ("Starboard L GP"), Starboard Value R GP LLC ("Starboard R GP"), Starboard X Master Fund Ltd ("Starboard X Master"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Jeffrey C. Smith, Peter A. Feld, John R. McCormack, Vanessa Pegueros and Yael Zheng.

As of the close of business on May 27, 2022, Starboard V&O Fund beneficially owned directly 4,098,775 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"). As of the close of business on May 27, 2022, Starboard S LLC directly owned 589,370 shares of Common Stock. As of the close of business on May 27, 2022, Starboard C LP directly owned 364,260 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP may be deemed the beneficial owner of an aggregate of 364,260 shares of Common Stock owned by Starboard C LP. As of the close of business on May 27, 2022, Starboard L Master directly owned 253,094 shares of Common Stock. Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 253,094 shares of Common Stock owned by Starboard L Master. Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of an aggregate of 617,354 shares of Common Stock owned by Starboard C LP and Starboard L Master. As of the close of business on May 27, 2022, Starboard X Master directly owned 945,388 shares of Common Stock. As of the close of business on May 27, 2022, 754,113 of Common Stock were held in an account managed by Starboard Value LP (the "Starboard Value LP Account"). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 7,005,000 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and Messrs. Smith and Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of 7,005,000 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. As of the close of business on May 27, 2022, Mr. McCormack directly beneficially owned 950 shares of Common Stock. As of the close of business on May 27, 2022, Ms. Pegueros directly beneficially owned 1,349 shares of Common Stock. As of the close of business on May 27, 2022, Ms. Zheng directly beneficially owned 3,000 shares of Common Stock held in a revocable trust she serves as co-trustee for with her husband.

Investor contacts:

Peter Feld, (212) 201-4878

Prithvi Reddy, (212) 201-623

www.starboardvalue.com